Exhibit 1.06

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Investor Relations	Media Relations

Monish Bahl CDC Corporation 678-259-8510 monishbahl@cdcsoftware.com	Lorretta Gasper CDC Software 678-259-8631 lgasper@cdcsoftware.com

CDC Software’s Warehouse Management Solution Helps Schneider Electric Increase Capacity, Improve
Fulfillment Rates, Reduce Costs and Streamline Efficiencies

Leading Supplier of Electrical Distribution and Automation Control Products Goes Live on
Latest Release of cWMS On Time and Under Budget

LONDON, HONG KONG, June 17, 2008—CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software and services, today announced that Schneider Electric has gone live with its upgrade to cWMS Release 10, a warehouse management system that is part of the CDC Supply Chain suite of supply chain solutions, that are expected to help the company further improve fulfilment rates and overall productivity, increase capacity, reduce costs and streamline efficiencies.

With more than 2,000 employees and revenue in excess of £500 million in the U.K., Schneider is a leading supplier of electrical distribution and automation control products and services in the country and has rapidly expanded its logistics operations over the past 10 years.

Since first implementing an earlier version of CDC Software’s cWMS 10 years ago, Schneider Electric consolidated two of its warehouse sites, while at the same time expanding capacity to 50 tons of throughput per day, covering 14,000 product lines, resulting in significant cost savings and higher productivity.

Andrew Holdroyd, logistics projects manager, said, “We needed to upgrade our warehouse functionality and systems to support our growing business volume and new distribution service in a multi-brand environment. We already have achieved many important benefits using CDC Software’s cWMS solution including a delivery fulfilment rate of 99.7 percent, improved stock accuracy, audit trails, workload monitoring, visibility and increased information. The recent successful go-live, on time and under budget, confirms the commitment of our two companies to achieve continual improvements to meet the on-going change and demands within our business. We look forward to many more years working with CDC Software to deliver increased levels of functionality and service that will drive continued benefits and profitability to our business.”

Per Norling, president of CDC Supply Chain said, “We are always very pleased and proud to manage and support long-term client relationships such as the one we have with Schneider Electric. Not only is this a testament to our products, services and support, but also our commitment to helping our customers meet their ever-changing operational needs and business requirements with our new version releases of our products.”

Michael Shrimplin, logistics development analyst for Schneider Electric, concluded, “The implementation of the new system was practically seamless and was carried out with no negative impact on our customer service levels. While the initial go-live covered an ‘as-is’ upgrade, the latest version of cWMS will allow us to implement additional functionality that is expected to drive additional productivity, efficiency and profitability benefits for the organization. These include capabilities such as cartonization, which will help improve item scanning, picking accuracy and overall quality control.”

About Schneider Electric
Schneider Electric is one of the world’s leading suppliers of electrical distribution and automation control products and services. As a group we operate in over 150 countries worldwide employing more than 110,000 people with sales for 2006 in excess of €13.5 billion. Our line-up of global, local and specialist brands including the market-leading brands; Merlin Gerin, Telemecanique and Square D is unparalleled in terms of breadth and strategic fit. This enviable position has been achieved by continuously focusing on the individual needs of our customers around the world.

In the U.K. we are the leading expert in the development and manufacture of electrical distribution and automation and control products. We offer a full range of services for panel builders, OEMs, contractors, specifiers and the electrical supply industry for commercial and industrial applications. Employing in excess of 2,000 people in over 12 sites across the country, in 2006 the company achieved turnover in excess of £500 million.

With products from the leading brands of Merlin Gerin, Telemecanique and Square D Schneider Electric is at the forefront of the electrical industry.

About CDC Supply Chain
CDC Supply Chain offers a broad range of integrated, open standards-based solutions that service key areas of complex supply chains and distribution networks. The solutions can operate as standalone modules or can readily integrate into an enterprise’s existing applications. Key functionality in the CDC Supply Chain suite includes order & inventory management, demand & replenishment planning, warehouse management, transportation management, dynamic route planning, slotting, labor management, cross dock planning and yard management.

Some of the world’s leading customers use CDC Supply Chain including: Ahlsell, Ahold, Aldo, Boeing/Aviall, Canadian Tire, Celesio/NMD, The Container Store, DSGi (formerly known as Dixon Group), General Motors, Legrand Group, Motorola/Symbol, PepsiCo International, Reebok, SABIC (GE Plastics), Schneider, Schenker Logistics and Smuckers. For more information, visit: www.CDCsupplychain.com

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes:  CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management, warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), CDC MarketFirst (marketing automation and lead management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the MBT 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation, please visit www.cdccorporation.net.

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of CDC Supply Chain to address the needs of clients such as the ability improve efficiencies, improve customer service, drive cost savings and competitive advantage, and our beliefs regarding the benefits of using our products. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of our vertical industries; the continued ability of CDC Supply Chain solutions to address industry-specific requirements of companies in the our vertical industries; demand for and market acceptance of new and existing supply chain solutions,; development of new functionalities which would allow our customers to compete more effectively and changes in the type of information required to compete in their respective industries. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.